Exhibit 99.3

IMPORTANT SAFETY INFORMATION
REGARDING THE ANIMAS IR 1200 PUMP

September 28, 2004

Dear Healthcare Professional:

An important part of our corporate commitment is to provide our customers with timely product information. We have recently discovered a software bug that affects all IR 1200 pumps shipped by Animas prior to September 26, 2004. This software bug causes the pump to operate differently in the Suspend Mode than described in the User Guide. The Suspend Mode halts delivery of insulin. We have sent the information included in this letter to your Animas IR 1200 patients.

The User Guide states that the pump will beep/vibrate every 15 minutes and will display a visual reminder on the Wake-Up Screen when the pump is placed in Suspend Mode. The software bug causes the pump, in some circumstances, not to beep/vibrate every 15 minutes while in Suspend Mode. The visual reminder is still displayed on the Wake-Up Screen.

All other aspects of Suspend Mode perform as described in the User Guide. No other pump functions or features are affected, including the Auto Off feature which functions as described in the User Guide. We want to assure you that your patients can continue to use their pumps with confidence so long as they follow the instructions in this letter.

Please be aware that if Suspend Mode is used, the audible/vibrate feature cannot be relied upon to remind the user to resume insulin delivery. If your patients wish to halt insulin delivery and still receive an audible/vibrate reminder, we recommend the use of the TEMP BASAL feature. Patients will need to go to the SETUP menu to activate the audible/vibrate alert for a reminder every 30 minutes of the temporary basal status. Please refer to the User Guide or the enclosed Quick Reference Sheet for instructions on using the TEMP BASAL feature and setting the audible/vibrate reminder. Irrespective of which features of the pump are used, we recommend that patients periodically check the Wake-Up Screen to determine the current pump status, particularly before they go to sleep.

We have revised the software to correct this bug, and all Animas IR 1200 pumps shipped after September 26, 2004 contain the revised software.

Should you have any questions, please contact us toll-free at 866-423-4087 from 8 AM to 10 PM Eastern Standard Time. We apologize for any inconvenience.

Sincerely,

ANIMAS Corporation
Audrey Finkelstein
Executive Vice President Marketing Sales and Clinical Affairs